UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 16, 2009

PLY GEM HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-114041 (Commission File No.)	20-0645710 (IRS Employer Identification No.)

5020 Weston Parkway, Suite 400 Cary, North Carolina 27513 (Address of principal executive offices)

(919) 677-3900
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On July 16, 2009, Ply Gem Holdings, Inc. (the “Company”), Ply Gem Industries, Inc. (“Ply Gem Industries”), a wholly-owned subsidiary of the Company, CWD Windows and Doors, Inc. (“CWD”), a subsidiary of Ply Gem Industries, and each of the direct and indirect domestic subsidiaries of Ply Gem Industries (collectively with the Company, the “Guarantors”) entered into an Amendment and Restatement Agreement (the “Agreement”) with General Electric Capital Corporation, as collateral agent (“Collateral Agent”) for the Lenders (as defined in the Credit Agreement referred to below), and Credit Suisse, Cayman Islands Branch, as administrative agent (“Administrative Agent”) for the Lenders, pursuant to which the parties agreed to amend and restate the Original Credit Agreement (as defined below).

Pursuant to the terms of the Credit Agreement, dated June 9, 2008 (as modified, amended, supplemented or restated, and in effect prior to July 16, 2009, the “Original Credit Agreement”; and as amended and restated as of July 16, 2009, the “Amended Credit Agreement”), among Ply Gem Industries, CWD, the Guarantors, the Lenders party thereto, the Administrative Agent, the Collateral Agent and the other parties thereto, Ply Gem Industries could request that the Lenders increase the available commitments by up to $50.0 million pursuant to incremental revolving credit commitments.  Pursuant to the terms of the Agreement, the Original Credit Agreement was amended and restated in its entirety to, among other things, increase the available commitments by $25.0 million and change both the availability threshold for certain cash dominion events and compliance with fixed charge and other covenants from 15% of revolving credit commitments to 15% of the lower of the revolving credit commitments or the borrowing base but not less than $20.0 million.  As a condition to the upsizing of the commitments, the applicable margins payable on the loans were increased and made subject to certain minimums.  In addition, each of the Guarantors confirmed its guarantee and its grant of a security interest in connection with the obligations under the Original Credit Agreement, and agreed that its guarantee and its grant of a security interest continue in full force and effect in respect of the increased obligations owed under the Amended Credit Agreement.

Prior to the execution of the Agreement, the Original Credit Agreement provided for revolving credit commitments of up to $150.0 million subject to borrowing base availability.  As a result of the Agreement, the amount of revolving credit available has been increased to $175.0 million.  The Amended Credit Agreement permits Ply Gem Industries to request additional incremental revolving credit commitments in an aggregate amount not to exceed an additional $25.0 million.

Credit Suisse and its affiliates have from time to time provided investment banking, commercial banking and other financial services to the Company or its affiliates, for which they received customary fees and commissions.  Credit Suisse may also provide these services to the Company or its affiliates from time to time in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

PLY GEM HOLDINGS, INC.

By:	/s/ Shawn K. Poe
Name:	Shawn K. Poe
Title:	Vice President, Chief Financial Officer

Dated:  July 22, 2009